Exhibit 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Edward G. Jepsen
Executive Vice President and Chief Financial Officer
203/265-8650
www.amphenol.com

AMPHENOL CORPORATION DESIGNATES
DIANA REARDON AS CHIEF FINANCIAL OFFICER

Wallingford, Connecticut.  July 7, 2004.  Amphenol Corporation (NYSE-APH) announced today that Diana Reardon has been designated to succeed in an orderly transition to the position of Senior Vice President and Chief Financial Officer.  Mrs. Reardon has been with Amphenol for sixteen years and is currently Vice President, Controller and Treasurer.  The current Chief Financial Officer, Edward Jepsen, will assist in the transition which will be completed by the end of the year.  Mr. Jepsen will continue with the Company on a project basis and is expected to be nominated to the Board of Directors.

Amphenol Chairman and Chief Executive Officer, Martin H. Loeffler, commented that:  “I am very pleased that Diana will become Amphenol’s new Chief Financial Officer.  She has an excellent history of achievement with the Company and is an outstanding manager and financial executive.  I am very confident that she will continue to make an excellent contribution to the Company’s progress, and that the transition period will ensure a smooth transfer of responsibility.  I would also like to thank Ed Jepsen for the many fine years of service as Chief Financial Officer, and I look forward to the continuing benefit of his experience and judgment going forward.”

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

PR July 7, 2004